FIL
        THEOFF             CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

     F:,.;RETARY OF
     @-,%)TATEOFNEVAM Filed bv:

        OCT 1 4 1998
     No.
     ..........

DEAN HELLER, SECY OF STATE

DEMPSEY K. MORK
NAME OF DIRECTOR

         CERTIFY THAT:

           1. THEY CONSTITUTE AT LEAST TWO-THIRDS OF THE ORIGINAL
              INCORPORATORS OR OF THE DIRECTORS OF APEX CAPITAL GROUP, INC. A NEVADA CORPORATION.

           2. THE ORIGINAL ARTICLES WERE FILED in THE OFFICE OF THE SECRETARY OF State on 1/25/96

           3. AS OF THE DATE OF this CENIFICATE. NO STOCK OF this CORPORATION HAS been ISSUED.

           4. THEY HEREBY ADOPT THE FOLLOWING AMENDMENTS TO THE A NICLES OF INCORPORATION OF THIS CORPORATION-

           ALticle.Two.

           The registered office of this corporation is at I 100 East William Street, Suite 207, Carson City, NV 89701. The resident agent is GKL Statutory Agent and Filing Services, Inc.

           Article Four

           The amended maximum number of' shares of all classes which the corporation is authorized to have outstanding is one hundred million
(I 00,000,000). This consists of' 99,990,000 shares of common stock, all par value $.001 and an unaffected 10,000 shares of preferred stock, all par value $.001. The holders of the preferred stock shall have such rights, preferences, and privileges as may be determined, prior to the issuance of such shares, Directors.







  State Of- LSLL,@ Oc-

  County OT--P@@"4@
                                                           RU
                       personally APPEARED BEFORE ME, A NOTARY PUBLIC.

                                     WHO.ACKNOWLEDGED THAT THEY EXECUTED

                                                           CO



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